   Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301

TIFFANY INCREASES QUARTERLY DIVIDEND

New York, May 16, 2013 –Tiffany & Co. (NYSE – TIF) today announced that its Board of Directors declared a quarterly dividend of $0.34 per share of Common Stock, reflecting a 6% increase in the quarterly rate. This action increases the quarterly dividend from $0.32 per share (or $1.28 annually) to a new rate of $0.34 per share (or $1.36 per share annually).

Michael J. Kowalski, chairman and chief executive officer, announced the increase at the Company’s Annual Meeting of Stockholders and said, “Today’s increase acknowledges our Board of Director’s confidence in Tiffany’s growth prospects. It also represents the 12th dividend increase in the past 11 years.”

The dividend declared today will be paid on July 10, 2013 to stockholders of record on June 20, 2013. Future dividends are subject to declaration by the directors.

Company Description
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

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